UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Natural Health Trends Corp.
(Name of Issuer)
Common Stock, $0.001 par value per share
(Title of Class of Securities)
63888P103
(CUSIP Number)

December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

[ ]	Rule 13d-1(b)
[x]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 390064103	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 438,951
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 438,951
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 438,951
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 6.1%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 390064103	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): 1354037 Ontario Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 438,951
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 438,951
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 438,951
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 6.1%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 390064103	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 238,905
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 238,905
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 238,905
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Arrow Goodwood Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 118,082
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 118,082
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 118,082
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.7%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Capital Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,542
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,542
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 25,542
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): The Goodwood Fund 2.0 Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 49,996
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 49,996
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 49,996
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.7%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): KBSH Goodwood Canadian Long/Short Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,426
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 6,426
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 6,426
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Peter H. Puccetti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 438,951
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 438,951
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 438,951
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 6.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 390064103	13G	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): J. Cameron MacDonald
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 460,851
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 460,851
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 460,851
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 6.4%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 390064103	13G	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): 628088 BC Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 21,900
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 21,900
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 21,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) CO

Item 1.

(a)	Name of Issuer:

Natural Health Trends Corp.

(b)	Address of Issuer's Principal Executive Offices:

12901 Hutton Drive
Dallas, Texas 75234

Item 2.

(a)	Name of Person Filing:

This statement is being filed by (i) Goodwood Fund (“Fund”) with respect to shares of common stock, $0.001 par value per share (“Shares”), of the Issuer beneficially owned by it; (ii) Arrow Goodwood Fund (“Arrow”) with respect to Shares beneficially owned by it; (iii) Goodwood Capital Fund (“Capital Fund”) with respect to Shares beneficially owned by it; (iv) The Goodwood Fund 2.0 Ltd. (“2.0”) with respect to Shares beneficially owned by it; (v) KBSH Goodwood Canadian Long/Short Fund (“KBSH”) with respect to Shares beneficially owned by it; (vi) Goodwood Inc. (“Goodwood”) with respect to Shares beneficially owned by Fund, Arrow, Capital Fund, 2.0 and KBSH; (vii) 1354037 Ontario Inc. (“Ontario”) with respect to Shares beneficially owned by Goodwood; (viii) Peter H. Puccetti (“Puccetti”) with respect to Shares beneficially owned by Ontario; (ix) 620088 BC Limited (“BC”) with respect to shares beneficially owned by it and (x) J. Cameron MacDonald (“MacDonald”) with respect to Shares beneficially owned by Ontario and BC. Each of Goodwood, Ontario, Puccetti and MacDonald disclaims beneficial ownership of the securities covered by this statement.

(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of Fund, Capital Fund, Arrow, 2.0, KBSH, Goodwood, Ontario, Puccetti, BC and MacDonald is 212 King Street West, Suite 201, Toronto, Canada M5H 1K5.

(c)	Citizenship:

Each of Fund, Arrow, Capital Fund and KBSH is a Canadian mutual fund trust and 2.0 is a Cayman Islands limited liability company. Each of Puccetti and MacDonald is a Canadian citizen. BC is a British Columbia corporation. Each of Ontario and Goodwood is an Ontario corporation.

(d)	Title of Class of Securities:

Common Stock, $0.001 par value per share.

(e)	CUSIP Number:

63888P103

Item 3.

Not Applicable.

Item 4.	Ownership

The percentages used herein are calculated based upon the 7,108,867 Shares issued and outstanding, as of November 7, 2005, as reported on the Issuer’s Quarterly Report on Form 10-Q with respect to the quarter ended September 30, 2005, as filed with the Securities and Exchange Commission.

As of December 31, 2005:

1.	Goodwood Inc.
(a)	Amount beneficially owned: 438,951
(b)	Percent of class: 6.1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 438,951
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 438,951

2.	1354037 Ontario Inc.
(a)	Amount beneficially owned: 438,951
(b)	Percent of class: 6.1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 438,951
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 438,951

3.	Goodwood Fund
(a)	Amount beneficially owned: 238,905
(b)	Percent of class: 3.3%
(c)	(i) Sole power to vote or direct the vote: 238,905
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 238,905
(iv)	Shared power to dispose or direct the disposition: 0

4.	Arrow Goodwood Fund
(a)	Amount beneficially owned: 118,082
(b)	Percent of class: 1.7%
(c)	(i) Sole power to vote or direct the vote: 118,082
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 118,082
(iv)	Shared power to dispose or direct the disposition: 0

5.	Goodwood Capital Fund
(a)	Amount beneficially owned: 25,542
(b)	Percent of class: 0.4%
(c)	(i) Sole power to vote or direct the vote: 25,542
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 25,542
(iv)	Shared power to dispose or direct the disposition: 0

6.	The Goodwood Fund 2.0 Ltd.
(a)	Amount beneficially owned: 49,996
(b)	Percent of class: 0.7%
(c)	(i) Sole power to vote or direct the vote: 49,996
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 49,996
(iv)	Shared power to dispose or direct the disposition: 0

7.	KBSH Goodwood Canadian Long/Short Fund
(a)	Amount beneficially owned: 6,426
(b)	Percent of class: 0.1%
(c)	(i) Sole power to vote or direct the vote: 6,426
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 6,426
(iv)	Shared power to dispose or direct the disposition: 0

8.	Peter H. Puccetti
(a)	Amount beneficially owned: 438,951
(b)	Percent of class: 6.1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 438,951
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 438,951

9.	J. Cameron MacDonald
(a)	Amount beneficially owned: 460,851
(b)	Percent of class: 6.4%
(c)	(i) Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 460,851
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 460,851

10.	620088 BC Limited
(a)	Amount beneficially owned: 21,900
(b)	Percent of class: 0.3%
(c)	(i) Sole power to vote or direct the vote: 21,900
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 21,900
(iv)	Shared power to dispose or direct the disposition: 0

Goodwood does not directly own any Shares. Rather, Goodwood is the sole investment manager of each of Fund, Arrow, Capital Fund, 2.0 and KBSH. Fund, Arrow, Capital Fund, 2.0 and KBSH directly own 63,427, 40,341, 7,021, 4,998 and 3,213 Shares, respectively, issuable upon exercise of warrants. Ontario Inc. owns all of the capital stock of Goodwood. Messrs. Puccetti and MacDonald control Ontario. Mr. MacDonald is the sole owner of BC. BC owns 21,900 Shares.

Item 5.	Ownership Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below the signatory certifies that, to be best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006

GOODWOOD INC.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

1354037 ONTARIO INC.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

ARROW GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

GOODWOOD CAPITAL FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

THE GOODWOOD FUND 2.0 LTD.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

KBSH GOODWOOD CANADIAN LONG/SHORT FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

PETER H. PUCCETTI

/s/ Peter H. Puccetti

J. CAMERON MACDONALD

/s/ J. Cameron MacDonald

628088 BC LTD.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person